Exhibit 10.19

LOAN AMENDMENT AGREEMENT

LOAN AMENDMENT AGREEMENT TO AMENDED AND RESTATED LOAN AGREEMENT entered into as of the 14th day of May 2018 (the “First Amendment Agreement”),

BETWEEN: KNIGHT THERAPEUTICS (BARBADOS) INC., a corporation formed under the laws of Barbados;

(hereinafter called the “Lender”)

AND: SYNERGY CHC CORP., a corporation formed under the laws of the State of Nevada;

(hereinafter called the “Synergy”)

WHEREAS Synergy and the Lender are parties to that certain loan agreement (the “Amended and Restated Loan Agreement”) made as of the 9th day of August 2017, pursuant to which the Lender has extended a loan to Synergy in the principal amount of Ten Million United States Dollars ($10,000,000) (the “Loan”);

WHEREAS, per the March 31, 2018 statements, Synergy did not meet the Five Million Dollars ($5,000,000) Minimum EBITDA covenant as per Clause 9.1(z)(i) to the Amended and Restated Loan Agreement (“Event of Default”);

WHEREAS, Due to the Event of Default, the Lender and Synergy agree to the following;

In this Loan Amendment Agreement, the following terms shall have the following meanings:

“FF Net Sales” means, with respect to any period, the total amount billed or invoiced on sales of FF Products and any royalties or milestone payments received or accrued during such period in any jurisdiction by the Borrower or any of its Affiliates, their associated parties and any licensees to unaffiliated third parties in bona fide arm’s length transactions, less the following deductions, in each case to the extent reasonable and customarily provided to unaffiliated entities and actually allowed and taken or accrued with respect to such sales:

(a) credits, price adjustments or allowances for damaged products, returns or rejections of any FF Products;

(b) normal and customary trade, cash and quantity discounts, allowances and credits (other than price discounts granted at the time of invoicing which have already been included in the gross amount invoiced);

(c) chargeback payments, repayments and rebates (or the equivalent thereof) granted to or imposed by group purchasing organizations, managed health care organizations or federal, state/provincial, local and other governments, including any or all of their regulatory authorities, agencies, review boards or tribunals, or trade customers;

(d) sales, value-added (to the extent not refundable in accordance with Applicable Law), and excise Taxes and other Taxes directly related to the sale (but not including Taxes assessed against the income derived from such sale).

(e) stocking allowances; and

(f) any other payment which reduces gross revenue and is permitted to be deducted in calculating net sales in accordance with GAAP,

the whole of which shall at all times be calculated in accordance with GAAP.”

“FF Products” means, collectively, the products known as FOCUSfactor, FOCUSfactor Kids and any other products of Borrower or its Subsidiaries now or hereafter marketed or sold under the FOCUSfactor brand, and any improvements thereon.

Synergy and the Lender agree to the following amendments to the Amended and Restated Loan Agreement:

1.	Synergy and the Lender hereby agree to replace clause 9.1(z)(i) of the Amended and Restated Loan Agreement with the following:

The Borrower shall maintain a minimum EBITDA of Two Million Dollars ($2,000,000) for the twelve (12) months ending on September 30, 2017 and for each twelve (12) month period ending on the last day of each Fiscal Quarter until September 30th, 2018 and the borrower shall maintain a minimum EBITDA of Five Million Dollars ($5,000,000) for the twelve (12) month period ending on the last day of each Fiscal Quarter thereafter, provided that the minimum EBITDA amount shall be increased by an amount equal to 50% of any Additional Tranche advanced to Borrower hereunder;

2.	An additional default interest rate of 5% (“Default Interest Rate”) will apply as from April 1st, 2018 up to later of i) September 30th, 2018 or ii) when Event of Default is cured;

3.	The Default Interest Rate will be reduced to 13% if Synergy amends its employment agreement for each and every employee earning $250,000 or more annually through a reduction of individual salary by at least $60,000 in exchange for bonus of no more than $75,000 payable upon Synergy achieving an EBITDA of $13.887 million for calendar year 2018;

4.	Synergy and the Lender hereby agree to add clause 9.1(z)(v) of the Amended and Restated Loan Agreement with the following:

Synergy shall maintain FF Net Sales as measured on a year-end basis of at least USD$15 million for each fiscal year starting with December 31st, 2017

▪▪▪▪▪▪▪▪▪

In witness whereof, the parties have duly executed this amendment as of May 14th, 2018.

/s/ Jack Ross	/s/ Michel Loustric
Jack Ross, CEO – Synergy CHC Corp	Michel Loustric, President – Knight Therapeutics (Barbados) Inc.